UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2013

Vitran Corporation Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-32449	98-0358363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 The West Mall, Suite 701, Toronto, Ontario, Canada		M9C 5L5
(Address of principal executive offices)		(Zip Code)

416-596-7664

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment of a Material Definitive Agreement with Credit Facility Lenders

On October 7, 2013, Vitran Corporation Inc. (the “Company” or “Vitran”) and certain of its subsidiaries entered into the Fifth Amendment to Credit Agreement (the “Amending Agreement”) amending its Credit Agreement dated November 30, 2011 (the “Original Credit Agreement”) among the Company, certain of its subsidiaries, JPMorgan Chase Bank, N.A., as agent (the “Agent”), and the lenders that are party thereto (the “Lending Group”). The Original Credit Agreement continues in full force and effect, other than as amended by the Amending Agreement, the First Amendment to Credit Agreement dated as of December 29, 2011, the Second Amendment to Credit Agreement dated as of October 10, 2012, the Third Amendment to Credit Agreement dated as of December 28, 2012, and the Fourth Amendment to Credit Agreement dated as of February 12, 2013 (the Original Credit Agreement as amended, the “Credit Agreement”).

The following is a summary of the material terms of the amendments to the Credit Agreement effected by the Amending Agreement:

•	Total commitments under the Credit Agreement have been reduced to $26.3 million, equal to the Company’s outstanding letters of credit. The commitments will be reduced on a dollar-for-dollar basis with the exposure of the Lending Group regarding the letters of credit outstanding.

•	The Credit Agreement matures on the earlier of January 6, 2014 or the date when the total exposure of the Lending Group regarding outstanding letters of credit is reduced to zero.

•	The Company is required to maintain $8.0 million in cash in a separate account, which may be transferred to the Agent as cash collateral upon the occurrence of the following: (i) the Aggregate Borrowing Base (as defined in the Credit Agreement) less the Aggregate Revolving Exposure (as defined in the Credit Agreement) is equal to or less than $25.0 million; or (ii) the total of cash on hand is less than $12.0 million. The $8.0 million cash requirement may be reduced in whole or in part as long as the minimum amount held is equal to the lesser of $8.0 million and 105% of the total outstanding letters of credit.

The Amending Agreement provides consent to the Company from the Lending Group for the sale of the Company’s subsidiaries that formed its U.S. LTL business.

The foregoing description of the Amending Agreement is qualified in its entirety by reference to the full text of the Amending Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Current Report on Form 8-K.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Completion of Divestiture of U.S. LTL Business to Data Processing, LLC

As previously disclosed on the Company’s Form 8-K filed on September 26, 2013, Vitran entered into a Stock Sale and Purchase Agreement with Data Processing, LLC (the “Buyer”) on September 23, 2013. Under the sale transaction, the Buyer acquired 100% of the common stock of the wholly-owned subsidiary which operates Vitran’s U.S. LTL business.

The transaction closed on October 7, 2013 (the “Closing Date”). In order to complete the transaction, the Company capitalized the U.S. LTL business with the net amount of $3.0 million, after deducting the $2.0 million purchase price received by the Company from the Buyer. In addition, the Buyer funded a cash deficit of approximately $1.4 million in the U.S. LTL business between September 23, 2013 and the Closing Date.

As part of the sale transaction, the obligations under the letters of credit currently outstanding for the U.S. LTL business remain guaranteed by the Company’s Canadian LTL business. However, the Buyer has agreed to reduce such letters of credit to zero within 90 days of the Closing Date.

Item 9.01	Financial Statements and Exhibits

(b)	Pro Forma Financial Information

The unaudited pro forma consolidated balance sheet dated June 30, 2013, and unaudited pro forma consolidated statements of income (loss) of the Company for the six months ended June 30, 2013 and for the fiscal years ended December 31, 2012, 2011 and 2010 are filed as Exhibit 99.1 to this Current Report on Form 8-K.

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Fifth Amendment to Credit Agreement dated October 7, 2013

99.1	Unaudited pro forma consolidated balance sheet dated as of June 30, 2013, and unaudited pro forma consolidated statements of income (loss) of the Company for the six months ended June 30, 2013 and for the fiscal years ended December 31, 2012, 2011 and 2010*

* This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITRAN CORPORATION INC.

DATE: October 11, 2013	By:	/s/ Fayaz D. Suleman
Fayaz D. Suleman Vice President of Finance and Chief Financial Officer